EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Calvin Boyd Taylor Morrison Home Corporation Corporate Treasurer (480) 734-2060 investor@taylormorrison.com

Taylor Morrison Communities, Inc. and Monarch Communities Inc.

Prices $550.0 Million Senior Unsecured Notes Offering

SCOTTSDALE, AZ – April 11, 2013 – Taylor Morrison Communities, Inc. and Monarch Communities Inc. (together, the “Issuers”), which are indirect subsidiaries of Taylor Morrison Home Corporation (NYSE: TMHC) (“TMHC”), today announced that they have priced their offering of $550.0 million aggregate principal amount of senior notes due 2021 (the “Senior Notes”), which represents an increase of $50.0 million from the $500.0 million proposed offering that was previously announced. The Senior Notes will bear interest at a rate of 5.25% per annum, payable semi-annually in cash, in arrears, on each April 15 and October 15, beginning on October 15, 2013.

The closing of the offering of the Senior Notes is expected to occur on April 16, 2013 and is conditioned on the closing of the IPO of TMHC (which is expected to occur on April 12, 2013) and other customary closing conditions. The Issuers plan to use the net proceeds from the Senior Notes for general corporate purposes.

The Senior Notes will be unsecured and guaranteed on a senior unsecured basis by the same subsidiaries of TMHC that guarantee the existing 7.75% Senior Notes due 2020 of the Issuers.

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the Senior Notes have not been registered under the Securities Act, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any offer, solicitation or sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Issuers’ operations and business environment, all of which are difficult to predict and many of which are beyond the Issuers’ control.